Exhibit 99.1
                                                 Contacts:
                                                 Rachael Scherer
                                                 Investor Relations
                                                 612/514-4971


                                                 Jessica Stoltenberg
                                                 Public Relations
                                                 612/514-3333



F O R   I M M E D I A T E    R E L E A S E

                                MEDTRONIC REPORTS
           STRONG FIRST QUARTER REVENUES AND EARNINGS DRIVEN BY
                    TACHYARRHYTHMIA AND NEUROLOGICAL GROWTH

         MINNEAPOLIS, MN, August 23, 1999 -- Medtronic, Inc. (NYSE: MDT), reported today that it achieved revenues of $1,104.9 million for its first fiscal quarter ended July 30, 1999, an 11.4 percent increase over the $991.7 million recorded in the comparable period a year ago. After excluding the $2.3 million negative impact of foreign currency translation, quarterly revenues increased 11.6 percent. Net earnings were $248.9 million ($0.42 a share), up 9 percent, compared with $228.5 million ($0.39 a share) in the first quarter of fiscal 1999 on a restated basis with fiscal 1999 poolings included. Prior to the mergers, Medtronic had reported earnings of $0.32 per share in fiscal 1999's first quarter.

         "Fiscal year 2000 is off to a very solid start. First quarter results demonstrate continued strong performance from our Cardiac Rhythm Management, Cardiac Surgery and Neurological and Spinal franchises," said William W. George, chairman and chief executive officer. "New products accounted for a significant portion of revenues. We expect our full pipeline of new products will result in continued acceleration of Medtronic's revenue growth throughout the fiscal year. All of our fiscal 1999 mergers and acquisitions are fully integrated into Medtronic and are contributing to our growth in earnings and revenues."

Cardiac Rhythm Management Product Lines

         Cardiac Rhythm Management product line revenues grew 20 percent to $584 million, led by a 60 percent gain in defibrillator sales. U.S. revenue growth in defibrillators exceeded 75 percent, benefiting from market share gains and the continued strong market adoption of dual chamber devices. Medtronic's GEM(R) family of defibrillators continues to drive significant sales and market share gains with its advanced diagnostic features and proprietary PR LogicTM detection algorithm. The company expects further sales growth from its recently launched GEM II DRTM and GEM II VR defibrillators which offer the smallest rate-responsive implantable cardioverter- defibrillators (ICDs) on the market. In addition, the Medtronic Jewel(R) AF, the world's first implantable defibrillator for treating multiple, complex rhythm problems including atrial fibrillation, received a favorable recommendation from a United States Food and Drug Administration (FDA) advisory panel during the first quarter and is expected to impact revenues after U.S. introduction later this fall.

         Worldwide pacemaker revenues increased more than 7 percent, significantly exceeding the growth rate of the overall market during this period. First quarter sales were fueled by the company's strategy to offer products at all price points and new features to serve unique patient needs. The Medtronic.Kappa TM family (the Kappa 700, 600 and 400) is driving growth and increased U.S. market share while the Medtronic.SigmaTM and Vitatron(R) Collection III families of pacemakers are driving solid double digit growth in Europe. Currently, Vitatron is the most rapidly growing pacemaker brand in Europe.

          Continued growth is expected from the recent U.S. launch of the Medtronic.SigmaTM family of pacemakers in the mid-market segment. In addition, the anticipated U.S. commercial releases of the Vitatron Collection II and Vita pacemaker families--seven models with the first new rate responsive sensor to be offered on the U.S. market in nearly 10 years--are expected to positively contribute to future market share gains.

         Medtronic Physio-Control reported solid sales progress for the quarter, led by its LIFEPAK(R) 12 and LIFEPAK 500 external defibrillators designed for the traditional responder market (hospitals, paramedics and other health care professionals). The company continues to strengthen and expand its presence in the automated external defibrillator market as its recently released 3D biphasicTM LIFEPAK 500 becomes more widely accepted by police and security personnel and placed in public facilities and other non-traditional first-responder locations.

Neurological and Spinal Product Lines

         Medtronic's Neurological and Spinal revenues surged 33 percent to $251 million as core neurological product lines experienced more than 20 percent revenue growth, while spinal and neurosurgery products posted greater than 40 percent growth for the quarter. Sales were highlighted by recent product launches such as the Medtronic SynchroMed(R) EL infusion system, with extended device longevity and even more precise flow rates, and Sofamor Danek's INTER FIXTM threaded fusion spinal cage which continues to gain market acceptance.

Vascular Product Lines

         Vascular product line revenues rose sequentially to $157 million, but declined 28 percent, largely due to the exceptional first quarter reported by Medtronic AVE in fiscal 1999. The Medtronic AVE S670 coronary stent is very well accepted in Europe, evidenced by the quarter's European coronary vascular revenue gains of 30 percent. U.S. regulatory clearance of the S670 is expected later this calendar year. The company also anticipates U.S. regulatory clearance and release of the Medtronic AneuRxTM Stent Graft System for the treatment of abdominal aortic aneurysms (AAA) this fall. This product received unanimous conditional approval for marketing clearance by a FDA advisory panel in June.

Cardiac Surgery Product Lines

         Cardiac Surgery revenues rose 18 percent to $113 million, reflecting the first full quarter of revenue from the AVECOR Cardiovascular, Inc., acquisition. Sales were led by continuing strength in the Medtronic Octopus(R) II tissue stabilization device, which facilitates precise suturing on a beating heart, and rapid growth in the company's perfusion business, due to the Affinity(R) blood oxygenator from AVECOR. The Hancock(R) II bioprosthetic heart valve, which closely resembles the heart's natural valves, is also expected to receive FDA clearance this fall.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, specializing in interventional and implantable therapies that restore health, extend life and alleviate pain.
Its Internet address is http://www.medtronic.com.

Any statements made about the company's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report and on Form 10-K for the year ended April 30, 1999. Actual results may differ materially from anticipated results.

                              -Tabulation Follows-

                                 MEDTRONIC, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                                   (Unaudited)

                                                        Three months ended
                                                    July 30,       July 31,
                                                      1999           1998
                                            (in millions, except per share data)

Net sales                                        $   1,104.9     $    991.7

Costs and expenses:
     Cost of products sold                             275.4          248.5
     Research and development expense                  112.7           99.9
     Selling, general, and
        administrative expense                         351.4          289.7
     Non-recurring charges                               0.0            8.0
     Interest expense                                    3.1            2.9
     Interest income                                    (6.5)          (9.3)
         Total costs and expenses                      736.1          639.7

Earnings before income taxes                           368.8          352.0

Provision for income taxes                             119.9          123.5

Net earnings                                     $     248.9     $    228.5

Weighted average shares outstanding                    586.1          569.3

Basic earnings per share                         $      0.42     $     0.40

Earnings per share assuming dilution             $      0.42     $     0.39

Weighted average shares outstanding
     assuming dilution                                 599.1          583.3